Exhibit 99.1


FOR IMMEDIATE RELEASE                   For Information Contact:
                                        Bill Chardavoyne
                                        Chief Financial Officer
                                        (310) 255-2229
                                        bchardavoyne@activision.com

                                        Kristin Southey
                                        Vice President, Investor Relations
                                        (310) 255-2635
                                        ksouthey@activision.com

                                        Maryanne Lataif
                                        Vice President, Corporate Communications
                                        (310) 255-2704
                                        mlataif@activision.com


                        ACTIVISION RAISES FOURTH QUARTER
                          AND FISCAL YEAR 2003 OUTLOOK

Santa Monica, CA - April 21, 2003 - Activision, Inc. (Nasdaq: ATVI) today announced that the company currently expects fiscal year 2003 fourth quarter net revenues of between $120 - $125 million and a loss per share of approximately $0.12 - $0.14 pending finalization of the company's year-end audit. On January 22, 2003, the company provided an outlook for the fourth quarter ended March 31, 2003 of $100 million in net revenues and a loss per share of $0.15.

The increase in the company's quarterly net revenues was the result of better than expected sales from its worldwide publishing business. The favorable impact of the increase in net revenues is primarily offset by higher than expected operating expenses. Operating expenses have increased due to an assessment of the recoverability of long-term license agreements and investments related to future products.

Additionally, the company is raising its fiscal year 2003 net revenues and earnings per share outlook. For the fiscal year, Activision expects net revenues of $859 - $864 million and earnings per share of between $0.95 - $0.97. On January 22, 2003, the company had provided an outlook for the full year ended March 31, 2003 of $839 million in net revenues and earnings per share of $0.91.

"Fiscal year 2003 marks the highest net revenues and earnings in the company's history," states Ron Doornink, President of Activision, Inc. "We believe we are well positioned to benefit from the long-term positive fundamentals of the videogame business, as we have over the last 10 years."

The company's fiscal year 2004 outlook remains at $750 million in net revenues and earnings per share of $0.70.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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